Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-163804, 333-176591, 333-126236) of Appliance Recycling Centers of America, Inc. of our report dated April 1, 2016, relating to the consolidated financial statements as of and for the fiscal year ended January 2, 2016 of Appliance Recycling Centers of America, Inc. and Subsidiaries, which appears in this annual report on Form 10-K for the year ended December 31, 2016.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

March 31, 2017